Exhibit 99
Elkin, NC 28621
April 20, 2007
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Announces Initiation of Coverage by Stanford Group Company
Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY) announces initiation by Stanford Group Company in a report dated April 16, 2007. The coverage was initiated with a “buy” recommendation and a target price of $22 per share. Yadkin Valley Financial Corporation owns 100% of Yadkin Valley Bank and Trust.
Bill Long, President and CEO, stated, “We’re extremely pleased with the report released by Stanford Group Company. We believe that Stanford has recognized our bank’s outstanding growth and performance in relation to its peers and our advantageous position for potential growth opportunities. “
For a copy of the report, contact Doug Rainwater, Research Analyst, at Stanford Group Company. Doug can be reached at 901-537-1642 or at drainwater@stanfordeagle.com
Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville, Yadkinville (Yadkin County), Pfafftown (Forsyth County) and the Loan Production Office in Wilmington, NC under the Yadkin Valley Bank and Trust name. The offices in Mooresville and Statesville (Iredell County) and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” Sidus Financial, LLC, provides mortgage lending services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Pennsylvania, Tennessee and West Virginia.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Bank undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information contact:
Edwin E. Laws
(336) 526-6313